Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE NEXTCURE, INC.	) ) )	C.A. No. 2026-____-_____

verified petition for relief pursuant to 8 del. c. § 205

Petitioner NextCure, Inc. (“NextCure” or the “Company”), by and through its undersigned counsel, brings this petition pursuant to 8 Del. C. § 205, seeking to have this Court validate a potentially defective corporate act as follows:

nature of the action

1.This petition arises from ambiguity as to how default stockholder voting standards under 8 Del. C. § 242 may be affected by charter provisions increasing the requisite standard for amendments generally.
2.Under 8 Del. C. § 242(d)(2), “an amendment to reclassify by combining the issued shares of a class of capital stock into a lesser number of issued shares of the same class of stock may be made and effected” without obtaining the default majority-of-the-outstanding vote and/or class votes required by 8 Del. C. § 242(b) if the stock is listed on a national exchange and, “the votes cast for the amendment exceed the votes cast against the amendment . . . .” See 8 Del. C. § 242(d)(2). In short, Section 242(d)(2) imposes a default votes-cast voting standard for public companies like NextCure to adopt charter amendments to effect a reverse stock split

(the “Votes Cast Standard”). Under Section 242(d), the Votes Cast Standard applies “unless otherwise expressly required by the certificate of incorporation.” 8 Del. C. § 242(d).  The Third Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on May 13, 2019, see Ex. A (the “Certificate of Incorporation”), does not have a provision expressly opting out of Section 242(d), but Section 8.1 of the Certificate of Incorporation does provide that “the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the [Company], voting together as a single class, shall be required to amend, repeal, or adopt any provisions of this Certificate of Incorporation” (the “Supermajority Voting Standard”). Pursuant to its April 25, 2025 Proxy Statement (the “2025 Proxy Statement”), the Company solicited stockholder approval to adopt an amendment that would effect a reverse stock split of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), at a ratio between 1:5 and 1:15, if and when determined by the Company’s Board of Directors (the “2025 Reverse Split Amendment”). See Ex. B (NextCure, Inc., Schedule 14A (Apr. 25, 2025)). Based on consultation with counsel regarding the voting standard applicable to the 2025 Reverse Split Amendment, the 2025 Proxy Statement disclosed that to approve the 2025 Reverse Split Amendment, “the number of votes cast for this proposal must exceed the number of votes cast against the proposal . . .” See Ex. B at 6, 43.

3.Under the Votes Cast Standard, the 2025 Reverse Split Amendment was overwhelmingly approved at the June 20, 2025 Annual Meeting of stockholders (“Annual Meeting”). See Ex. C (NextCure, Inc., Form 8-K (June 23, 2025)). Approximately 90% of the Company’s stockholders who submitted proxies voted in favor of the 2025 Reverse Split Amendment, resulting in slightly less than 65% of the Company’s outstanding shares voting in favor of the 2025 Reverse Split Amendment. Id. However, the 2025 Reverse Split Amendment fell just short of the 66 2/3% outstanding vote that would be required for approval if the Supermajority Voting Standard applied to the 2025 Reverse Split Amendment. Id.
4.Believing that the 2025 Reverse Split Amendment had been validly approved under the Votes Cast Standard, the Company filed a certificate of amendment setting forth the 2025 Reverse Split Amendment (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware, effectively amending the Certificate of Incorporation on July 10, 2025. See Ex. D. Upon the effectiveness of the Certificate of Amendment, every twelve shares of Common Stock then outstanding were combined and converted into one share of Common Stock (the “2025 Reverse Split”). Id. In lieu of issuing fractional shares in connection with the 2025 Reverse Split, the Certificate of Amendment provided that an agent would aggregate fractional shares, sell them on the open market and pay the proceeds of the sale pro rata to the holders of record who would otherwise have been entitled to receive fractional shares. Id.
5.To date, no Company stockholders have challenged the disclosure of the voting standard for the 2025 Reverse Split Amendment in the 2025 Proxy Statement or the validity of the 2025 Reverse Split Amendment.
6.In August 2026, amendments to Section 242(d)(2) became effective that arguably suggest that under the Certificate of Incorporation, the Supermajority Voting Standard may apply to reverse stock split amendments by the Company rather than the Votes Cast Standard.  Currently, the Company is in the process of entering into a business combination transaction (the “Business Combination Transaction”) with Avere Therapeutics, Inc., a Delaware corporation (“Avere”), which the Company believes will enhance stockholder value and wishes to close in November 2026. See Ex. E (NextCure, Inc., Form 8-K (July 14, 2026)). In connection with the Business Combination Transaction, the Company is seeking approval of another reverse stock split of its outstanding Common Stock (the “2026 Reverse Split”). In consultation with counsel for the Company and based on the recent amendments to Section 242(d)(2), the Company has determined to submit the 2026 Reverse Split for stockholder approval under the Supermajority Voting Standard and not the Votes Cast Standard. Ex. F (NextCure, Inc., Form S-4, at viii, 96, 184 (Aug. 18, 2026)). Seeking approval of the 2026 Reverse Split by a different vote than was sought for the 2025 Reverse Split Amendment raises uncertainty as to whether the 2025 Reverse Split Amendment, which was approved under the Votes Cast Standard but not the Supermajority Voting Standard, was authorized in compliance with Delaware law. See Blades v. Wisehart, 2010 WL 4638603 (Del. Ch. Nov. 17, 2010) (invalidating forward stock split for failure to comply with 8 Del. C. § 242). Uncertainty regarding the validity of the 2025 Reverse Split Amendment could impair the Company’s ability to complete the Business Combination Transaction and raises potential concerns with respect to the Company’s existing capitalization. Avere also desires assurance that the Company’s publicly traded stock is valid and that its stockholders may validly approve the transaction.
7.In order to alleviate the current uncertainty regarding the 2025 Reverse Split Amendment, NextCure brings this action pursuant to 8 Del. C. § 205, seeking an order from this Court to validate the 2025 Reverse Split Amendment and the shares of Common Stock issued in reliance on the validity of the 2025 Reverse Split Amendment.

FACTUAL ALLEGATIONS

I.	Background

8.NextCure, a Delaware corporation originally incorporated on September 3, 2015, is a clinical-stage biopharmaceutical company focused on advancing innovative cancer treatments, including antibody-drug conjugates.
II.	The 2025 Reverse Split Amendment
9.On April 25, 2025, the Company filed the 2025 Proxy Statement identifying six proposals to be voted on at the 2025 Annual Meeting of Stockholders, including Proposal No. 5: approval of the 2025 Reverse Split Amendment. See Ex. B. The Company proposed adoption of the 2025 Reverse Split Amendment in response to the Company’s receipt of a written notice from Nasdaq notifying the Company that the closing price of its Common Stock had fallen below the $1.00 per share minimum required by Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Requirement”). Ex. B at 43-44. The Board believed that effectuating the 2025 Reverse Split was the Company’s “best means of ensuring compliance with the Minimum Bid Requirement for continued listing on the Nasdaq stock market.” Ex. B at 44.
10.To ensure success at obtaining the required vote to adopt the 2025 Reverse Split Amendment, the 2025 Proxy Statement also contained Proposal No. 6 (the “Adjournment Proposal”). If approved, the Adjournment Proposal would permit the Company to adjourn the Annual Meeting in the event the requisite vote to adopt the 2025 Reverse Split Amendment was not obtained to continue to solicit additional proxies until the requisite voting standard was satisfied. Id. at 50.
11.There were 28,050,191 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Id. at 4. As disclosed in the Company’s June 23, 2025 Form 8-K, approximately 20,202,136 votes were cast on the 2025 Reverse Split Amendment proposal. Ex. C. The proposal received overwhelming support with 18,166,577 affirmative votes, a mere 2,028,946 votes against, and 6,613 votes abstaining. Id. That is, 64.76% of the outstanding shares of Common Stock entitled to vote on the proposal voted in favor, and 89.92% of the votes cast were supportive. Further, because the 2025 Reverse Split Amendment had been approved under the Votes Cast Standard, the Adjournment Proposal “was rendered moot and was not presented” at the Annual Meeting. Id.
12.Following the Annual Meeting, the Company filed the 2025 Reverse Split Amendment with the Secretary of State of the State of Delaware, and the 2025 Reverse Split became effective on July 14, 2025. Ex. G (NextCure, Inc., Form 8-K (July 14, 2025)). This action, along with other filings made subsequent to the Annual Meeting, evidence the Company’s view that the 2025 Reverse Split Amendment was validly approved and effected. See, e.g., id.; Ex. H (NextCure, Inc., Form 8-K (July 10, 2025) (disclosing that Board approved a 1:12 split and that it was expected to become effective on July 14, 2025)); Ex. I (NextCure, Inc. Form 10-K for Fiscal

Year ended December 31, 2025, at 90 (“All share and per share data for all periods presented in the accompanying financial statements and the related disclosures in this Annual Report on Form 10-K, have been adjusted retrospectively to reflect the [2025] Reverse Split. The number of authorized shares of Common Stock and the par value per share remains unchanged.”)).
III.	Subsequent Financings in Reliance on Validity of the 2025 Reverse Split Amendment
13.Several pre- and post-2025 Reverse Split equity financings and other transactions demonstrate the Company’s good faith view that the 2025 Reverse Split Amendment was validly approved.
14.First, almost concurrently with the timing of the 2025 Reverse Split Amendment, the Company entered into a Subscription Agreement with Simcere Zaiming, Inc. (“Simcere”) pursuant to which, the Company issued to Simcere 4,063,633 shares of Company Common Stock on a pre-reverse-split basis. Ex. J (NextCure, Inc., Form 8-K (June 16, 2025)). In the Company’s post-split SEC filing registering these shares, the Company solely registered a sale of 338,636 shares of Company Stock (1/12th of the original amount of shares sold), giving effect to the 2025 Reverse Split Amendment. See Ex. K (NextCure, Inc., Form S-3, at 1 (July 18, 2025) (“The [2025] Reverse Stock Split affected all shares of Company’s common stock outstanding . . . including the Shares being registered hereby.”)).

15.Second, on November 12, 2025, the Company entered into a securities purchase agreement with certain institutional investors for a private placement of 708,428 shares of the Common Stock and 1,815,049 pre-funded warrants to purchase up to an aggregate of 2,523,477 shares of Common Stock (the “November Pipe Financing”). Ex. L (NextCure, Inc. Form 8-K (Nov. 17, 2025)). In the underlying agreements for such transaction, the Company made standard representations with respect to its post-2025 Reverse Split capitalization. The Company subsequently registered the shares issued by the November Pipe Financing for resale on public markets. Ex. M (NextCure, Inc., Form S-3 (Nov. 26, 2025)).
16.Third, on December 19, 2025, the Company entered into an At the Market Offering Agreement with H.C. Wainwright & Co., LLC to sell shares of its Common Stock up to an aggregate amount of $14,500,000 (the “ATM Offering”). Ex. N (NextCure, Inc., Form 8-K (Dec. 19, 2025)). Similarly, the underlying representations as to the Company’s capitalization evidence that the ATM Offering was effected in reliance on the validity of the 2025 Reverse Split. The Company subsequently registered the shares issued by the ATM Offering for resale on public markets. Ex. O (NextCure, Inc., Form 424B5 (Dec. 19, 2025)).
IV.	The Business Combination Transaction
17.On July 14, 2026, the Company filed a Form 8-K with the SEC disclosing that the Company and Avere had entered into an Agreement and Plan of

Merger and Reorganization (“Merger Agreement”) to effectively combine Avere and the Company via the Business Combination Transaction. Ex. E.
18.In the Merger Agreement, the Company has agreed to issue shares of its Common Stock to Avere stockholders upon consummation of the Business Combination Transaction and provided representations and warranties regarding its capital stock to Avere that were predicated on the validity of the 2025 Reverse Split, including, among other things, that there were 4,068,951 shares of Common Stock issued and outstanding as of the relevant date, and that all of the outstanding shares of Common Stock have been duly authorized and validly issued.
19.As stated above, it is currently contemplated that, in connection with the Business Combination Transaction, the Company will seek stockholder approval for the 2026 Reverse Stock Split under the Supermajority Voting Standard and not the Votes Cast Standard. Ex. F at 181, 184.
20.In order to avoid any uncertainty regarding the validity of the 2025 Reverse Split, the Company has determined to seek ratification of the 2025 Reverse Split Amendment.
V.	The Court’s Authority
21.Section 205 authorizes this Court to determine the validity and effectiveness of any corporate act, including any defective corporate act not ratified under Section 204, and to determine the validity of any stock, rights, or options to acquire stock.
22.Under Section 204, a “defective corporate act” includes an act purportedly taken by or on behalf of a corporation that was within the power of the corporation but is void or voidable due to a failure of authorization, and a failure of authorization includes noncompliance with the DGCL or the certificate of incorporation that would render the act void or voidable. The 2025 Reverse Split fits comfortably within that framework because it is, by statute, an act which the Company is expressly empowered to undertake under Section 242 of the DGCL but that may be defective solely because of a failure to obtain the requisite stockholder vote.
23.Section 205(d) sets forth the following factors that the Court may consider when determining whether to declare corporate acts valid and effective:
(1)	Whether the defective corporate act was originally approved or effectuated with the belief that the approval or effectuation was in compliance with the provisions of this title, the certificate of incorporation or bylaws of the corporation;

(2)	Whether the corporation and board of directors has treated the defective corporate act as a valid act or transaction and whether any person has acted in reliance on the public record that such defective corporate act was valid;

(3)	Whether any person will be or was harmed by the ratification or validation of the defective corporate act,

excluding any harm that would have resulted if the defective corporate act had been valid when approved or effectuated;

(4)	Whether any person will be harmed by the failure to ratify or validate the defective corporate act; and

(5) Any other factors or considerations the Court deems just and equitable.

8 Del. C. § 205; see also In re Lordstown Motors Corp., 290 A.3d 1, 8 (Del. Ch. 2023) (applying the Section 205 factors). Each of these factors support the relief requested here.

A.	The 2025 Reverse Split was Effected with the Good-Faith Belief that the Requisite Vote was Obtained
24.The 2025 Reverse Split Amendment was approved with the good faith belief that it was being consummated in accordance with Delaware law and the Certificate of Incorporation. In Salama v. Simon, this Court held that a charter provision (the “Single Vote Provision”) providing that “[t]he number of authorized shares of Common Stock . . . may be increased . . . by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon” did not override the lower default votes-cast standard provided by 8 Del. C. § 242(d)(2)(B). Salama v. Simon, 328 A.3d 356, 361 (Del. Ch. 2024). The Court did so, despite language in the Single Vote Provision suggesting a higher vote was required, because it determined that, based on the extrinsic evidence, the charter provision only operated to eliminate the need to obtain a class vote. Id. at 362.
25.In preparing the 2025 Proxy Statement, the Company consulted with counsel regarding the voting standard applicable to the 2025 Reverse Split Amendment.  Together, they determined, in part based on Salama, that under Delaware law, the Supermajority Voting Standard in the Certificate of Incorporation did not override the Votes Cast Standard set forth in Section 242(d)(2) of the DGCL.
26.Subsequent amendments to Section 242(d)(2) of the DGCL (the “2026 DGCL Amendment”) that became effective on August 1, 2026—well after the Annual Meeting was held and the 2025 Reverse Split became effective—suggest that if a corporation has a charter provision providing a higher voting standard for an amendment than otherwise provided for by Section 242(b) of the DGCL, the higher voting standard, and not the votes cast standard under Section 242(d)(2) of the DGCL, would apply. 8 Del. C. § 242(d) (“A provision of the certificate of incorporation providing that the number of authorized shares of 1 or more classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock (or a majority of the votes of such stock) of the corporation entitled to vote irrespective of the last sentence of paragraph (b)(2) of this section shall not constitute an express requirement to obtain an additional or greater vote than is provided by this subsection, unless such provision expressly states that the corporation is not to be governed by paragraph (d)(1) or (2), or both, of this section or such provision requires a greater or additional vote than is contemplated by the last sentence of paragraph (b)(2) of this section”) (emphasis added). The 2026 DGCL Amendment expressly applies to authorized share increase/decrease amendments and not reverse stock split amendments, but it may suggest that a charter-based supermajority voting standard for all amendments could apply to a reverse stock split amendment even if the charter provision does not expressly opt out of Section 242(d)(2) of the DGCL.
27.The Company had a good faith belief, supported by reliance on counsel, that the Votes Cast Standard applied to the 2025 Reverse Split Amendment at the time it was submitted to stockholders for approval in 2025. It is only after the effectiveness of the 2026 DGCL Amendment that uncertainty as to the applicable voting standard has arisen and the Company has had reason to question the validity of the 2025 Reverse Split.
B.	NextCure has Treated the 2025 Reverse Split as Valid and has Taken Subsequent Actions in Reliance on the Validity of the 2025 Reverse Split
28.NextCure’s post-2025 Reverse Split behavior shows that it has always treated the 2025 Reverse Split Amendment (and the vote to authorize it) as valid. First, NextCure believed the authorizing vote for the 2025 Reverse Split Amendment under the Votes Cast Standard was sufficient and valid, and it determined not to present the Adjournment Proposal on that belief. Had the Company believed otherwise, it could have instead used the Adjournment Proposal to adjourn the meeting and solicit the few additional votes needed to meet the Supermajority Voting Standard.
29.Second, in reliance on having achieved the requisite vote for approval of the 2025 Reverse Split Amendment under the Votes Cast Standard, the Company filed the amendment with the Delaware Secretary of State and effected the 2025 Reverse Split.
30.Third, the Company’s public statements about the 2025 Reverse Split all portray belief that it was valid.
31.And last, the Company has undertaken major transactions and entered into contracts with third parties in reliance on the validity of the 2025 Reverse Split Amendment, including the post-split equity financings and the Business Combination Transaction—actions it would not have taken unless it believed the 2025 Reverse Split Amendment was valid.
C.Judicial Validation Avoids Harm
32.No one stands to be harmed by judicial ratification, particularly because the defective act here was a reverse stock split where stockholders’ relative ownership stake in the Company remained substantially the same before and after the effectiveness of the 2025 Reverse Split and where stockholders were paid cash in lieu of receiving fractional shares. See Almond as Tr. for Almond Fam. 2001 Tr. v. Glenhill Advisors LLC, 2018 WL 3954733, at *19-22 (Del. Ch. Aug. 17, 2018) (finding no one would be harmed legitimately from a ratification of a reverse stock split, which supported ratification).
33.Notably, no Company stockholders have challenged the disclosure of the voting standard for the 2025 Reverse Split Amendment in the 2025 Proxy Statement or the validity of the 2025 Reverse Split Amendment to date. The 2025 Reverse Split Amendment proposal was approved by 64.76% of the outstanding shares of Common Stock and almost 90% approval from the votes cast on the proposal. While the Supermajority Voting Standard was not met, stockholders who may have otherwise voted for the 2025 Reverse Split Amendment may not have voted under the assumption that their votes would not be required to approve under the more lenient Votes Cast Standard. And had the Company believed at the time that the Supermajority Voting Standard applied, the Company could have used the Adjournment Proposal to solicit the few additional votes that would have been needed for approval under that standard.
D.Failure to Validate Threatens Substantial Uncertainty
34.The uncertainty regarding the validity of the 2025 Reverse Split, the Company’s post-split capital structure and the validity of its stock is causing (and will continue to cause) the Company harm.

35.Without prompt relief from this Court validating the 2025 Reverse Split Amendment, the Company faces the risk of immediate and significant harm due to the uncertainty as to the validity of any stockholder action to be taken in reliance on the 2025 Reverse Split Amendment, including approving proposals related to the Business Combination Transaction. The uncertainty as to the validity of the Company’s outstanding shares could potentially cause market disruption, result in claims from holders of such shares and/or other contractual counterparties against the Company, and lead to consequent loss of value for the Company’s stockholders and loss of eligibility to remain listed on the Nasdaq Stock Market.
36.The uncertainty as to the validity of the 2025 Reverse Split Amendment also creates uncertainty as to the Company’s current capital structure. In the 2025 Reverse Split, all of the outstanding shares of Common Stock were combined into a lower number of shares on a 12:1 basis and fractional shares were aggregated and sold for cash.  Subsequent equity financings and transactions have occurred on a post-2025 Reverse Split basis. As a result, if the 2025 Reverse Split Amendment is invalid, it may be difficult or impossible to determine the relative ownership of the Common Stock by the Company’s stockholders today.
37.The uncertainty also threatens the Business Combination Transaction in various ways, the consummation of which is important to the Company’s future and which stands to generate substantial value for the Company’s stockholders.

First, the potentially defective corporate act calls into question whether the conditions to the Business Combination Transaction can be satisfied. While NextCure’s stockholders will not be asked to vote directly on the Merger, they will be asked to vote on several proposals that must be approved in connection with the Business Combination Transaction, including, among other things, (a) the issuance of shares in connection with the Business Combination Transaction and a related financing; and (b) an amendment to the Certificate to effect the 2026 Reverse Split in the interim to comply with exchange listing standards (if necessary). See generally Ex. F. Confirming the validity of the Company’s capital structure is a necessary prerequisite to valid stockholder approval of these proposals.
38.Second, the Company is required under the Merger Agreement to issue shares of Common Stock to Avere’s stockholders. The existing uncertainty regarding the Company’s capital structure impacts whether the Company can issue valid stock in connection with the Business Combination Transaction. Without clarity as to the Company’s existing capital structure, the Company may not be able to comply with its obligations under the Merger Agreement.
39.The uncertainty regarding the Company’s capital structure further threatens to jeopardize the Company’s current and potential financing arrangements and operational matters. In connection with the Business Combination Transaction, a financing agreement is in place with Avere that contemplates the issuance of additional Avere shares immediately prior to the effectiveness of the Business Combination Transaction which will convert into shares of Company Common Stock. These financing arrangements were established as a critical piece of the Business Combination Transaction and the broader strategic plans for the combined companies. Without this funding, the post-merger Company’s operations and prospects will suffer. In addition, even if these transactions are completed, the Company may need to raise substantial additional capital to execute its business plan, continue ongoing operations and remain a going concern. The uncertainty regarding the validity of the Company’s capitalization may prevent the Company from raising additional capital through other sales of securities. The Company also relies on using its available shares to compensate its employees, directors and officers with stock-based compensation.
E.	Self-Help Ratification Is Inadequate Here and Other Relevant Considerations
40.The Company may be unable to effectively ratify the 2025 Reverse Split Amendment on a timely basis pursuant to Section 204 because any such ratification would require a vote of the holders of the Company’s valid stock under Section 204(d).
41.Due to the current uncertainty regarding the Company’s capital structure, it is unclear whether the Company has any valid stock outstanding and, if so, which stockholders hold valid stock that would be entitled to vote on such a ratification. It has been over a year since the 2025 Reverse Split was effected and the Company’s common stock has been actively traded on the NASDAQ since that date. In addition, the Company consummated several equity financings and the shares issued in these transactions may have been sold. Thus, the Company has no practicable ability to effectively trace ownership of the Company’s common stock on a pre-2025 Reverse Split basis to effect self-help ratification. Even if the Company were to pursue ratification under Section 204, the Company may need to subsequently file another petition under Section 205 to confirm that the ratification was effective given the foregoing uncertainties. See Lordstown, 290 A.3d at 8 (holding that obscurity as to who might be able to vote on a self-help ratification favored Section 205 validation).
42.And, importantly, the equities here favor validation. The 2025 Reverse Split Amendment received overwhelmingly positive support, and only fell short of satisfying the Supermajority Voting Standard by less than 2% of the outstanding shares. Had the Company disclosed the Supermajority Voting Standard as being applicable, it is possible that additional stockholders would have voted in favor and the Company could have used the Adjournment Proposal to solicit the few additional votes required. If the Company had not effected the 2025 Reverse Split, the Company may have been delisted, which would have further harmed the Company’s stockholders.

43.Upon discovering the potential issue, the Company promptly investigated the matter, received advice from several law firms and determined to file this petition to ratify the 2025 Reverse Split Amendment in order to prevent substantial and ongoing harm to the Company and its stockholders.
44.For all of the foregoing reasons, the Company respectfully requests that this Court enter an order to validate the 2025 Reverse Split Amendment and the shares of Common Stock issued in reliance on the validity of the 2025 Reverse Split Amendment.

COUNT ONE
(Validation of Corporate Act Under 8 Del. C. § 205)

45.The Company repeats and reiterates the allegations above as if fully set forth herein.
46.The Company is authorized to bring this petition under 8 Del. C. § 205(a).
47.The Company filed and effected the 2025 Reverse Split Amendment with the good faith belief that it was adopted in compliance with Delaware law.
48.The Company has treated the 2025 Reverse Split Amendment as valid and treated all acts in reliance thereon as valid.
49.Third parties, including financing sources, key business partners, stockholders, employees and directors, have relied on the validity of the 2025

Reverse Split Amendment and treated all acts in reliance on the 2025 Reverse Split Amendment as valid.
50.On information and belief, no persons would be harmed by the validation of the 2025 Reverse Split Amendment. The results of the Annual Meeting and the filing of the 2025 Reverse Split Amendment thereafter were all disclosed publicly, and actions have been taken in reliance thereon.
51.As previously noted, the Company, its prospects and its stockholders may be irreparably and significantly harmed absent relief from this Court.

PRAYER FOR RELIEF

WHEREFORE, the Company respectfully requests that this Court enter an order as follows:

A.Validating and declaring effective the 2025 Reverse Split Amendment, including the filing and effectiveness thereof;
B.Validating and declaring effective the Company’s outstanding shares of Common Stock issued in reliance on the validity of the 2025 Reverse Split Amendment; and
C.Granting such other and further relief as this Court deems proper.

/s/ Kevin M. Gallagher

Kevin M. Gallagher (#5337)

Mari Boyle Abedi (#6761)

RICHARDS, LAYTON & FINGER, P.A.

920 North King Street

Wilmington, Delaware 19801

(302) 651-7700

gallagher@rlf.com

abedi@rlf.com

Attorneys for Petitioner NextCure, Inc.

Dated: September 14, 2026